Exhibit 99.2
Terayon TJ 955 eMTA Achieves PacketCable™ 1.5 Certification
in First Test Wave
Santa Clara, California – December 19, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERNE), a leading provider of digital video networking applications and home access solutions, today announced that its TJ 955 embedded multimedia terminal adapter (eMTA) has achieved CableLabs® certification for the PacketCable™ 1.5 cable voice over IP (VoIP) specification in the first test wave for that product at CableLabs.
     The TJ 955 is designed for the cost-effective delivery of up to two primary lines of VoIP telephony per household, in addition to supporting high-speed Internet access.
     “Receiving PacketCable 1.5 certification for an eMTA in the first test wave for that product is another significant achievement for Terayon, and enables us to provide cable operators worldwide with a compelling voice and data solution for their expanding broadband rollouts,” said Jerry Chase, Terayon CEO.
About PacketCable 1.5
     PacketCable 1.5 is the latest version of the successful PacketCable specifications for VoIP services delivered over cable networks. It was developed by CableLabs, the cable television industry’s research and development consortium, which also runs the testing program that certifies products as meeting the PacketCable specification. When products are tested for PacketCable 1.5 certification they are also tested for compliance with PacketCable 1.0 and the DOCSIS® 1.1 and DOCSIS 2.0 cable data specifications.

About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERNE) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 6,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
# # #

Press Contact:	Investor Contact:
Rebecca West	Kirsten Chapman / Moriah Shilton
AtomicPR	Lippert/Heilshorn & Associates
(415) 402-0230	(415) 433-3777
rebecca@atomicpr.com	moriah@lhai-sf.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s TJ 955 embedded multimedia terminal adapter (eMTA), the ability of Terayon’s worldwide cable operator customers to expand their broadband VoIP and data services using the TJ 955, the pace of worldwide cable VoIP deployments, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including Terayon’s Form 10-K for the year ended Dec. 31, 2004, Form 10-Q for the quarter ended June 30, 2005 and Form 8-K filed on Nov. 22, 2005.
Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the United States and other countries. All other trademarks are the property of their respective owners. PacketCable, DOCSIS and CableLabs are trademarks of Cable Television Laboratories, Inc.